Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana 70170
(504) 569-1875

EPL Announces Fourth Quarter and Year-End Results for 2010

New Orleans, Louisiana, March 03, 2011…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the fourth quarter and full year 2010.

Highlights

•	2010 revenue increased to $239.9 million, up 25% from full year 2009, aided by a 19% increase in oil production in 2010 versus 2009

•	Cost reduction efforts resulted in reported full year 2010 lease operating expenses of $10.64 per barrel of oil equivalent (Boe) and general and administrative expenses of $3.67 per Boe

•	Proved reserves at year-end 2010 were 27.4 million Boe, of which 63% was crude oil and 93% was proved developed

•

At year-end 2010, pro forma for the February 2011 acquisition of oil-weighted, shallow water Gulf of Mexico properties, proved reserves were 35.5 million Boe, of which 68% was crude oil, and 89% was proved developed

•

Pro forma pre-tax PV-10 was approximately $632 million, as calculated in accordance with SEC guidelines and pricing reflecting average commodity prices for 2010. Pro forma pre-tax PV-10 would have been approximately $1,007 million using NYMEX forward prices as of February 23, 2011

Financial Results

Revenue for the fourth quarter of 2010 was $54.7 million, compared to $56.8 million for the same period a year ago, resulting from higher oil revenues from higher realized oil prices offset by lower gas revenues from the decline in gas production resulting from the Company’s focus on oil-weighted development projects during 2010 and lower realized gas prices. The benefit from the Company’s focus on oil-weighted projects, coupled with increased oil prices, resulted in full year 2010 revenues increasing 25% to $239.9 million versus $191.6 million for full year 2009.

For the fourth quarter of 2010, EPL reported a net loss to common stockholders of $1.1 million, or $0.03 per diluted share, compared to a net loss of $21.0 million, or $0.53 per diluted share for the same period a year ago. The net loss for the fourth quarter of 2010 was attributable to $4.8 million of non-cash unrealized losses on derivative instruments and $2.1 million of non-cash costs attributable to property impairments. Excluding the impact of these non-cash items, EPL’s adjusted fourth quarter net income, a non-GAAP measure, would have been $3.1 million, or $0.08 per diluted share.

For full year 2010, the net loss was $8.5 million, or $0.21 per diluted share. The net loss for 2010 included non-cash and non-recurring items, including $26.1 million of non-cash impairments and $5.6 million of non-recurring costs from the extinguishment of debt, offset by $3.5 million of non-cash unrealized gains on derivative instruments. Excluding the impact of these non-cash items, EPL’s adjusted full year 2010 net income, a non-GAAP measure, would have been $10.1 million, or $0.25 per diluted share.

Due to the Company’s Chapter 11 reorganization and emergence from bankruptcy in September 2009 and the application of fresh-start accounting as of September 30, 2009, the results of operations for the full year 2009 are not comparable to full year 2010.

For the fourth quarter of 2010, EBITDAX was $34.0 million and discretionary cash flow was $33.8 million (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the fourth quarter of 2010 was $30.4 million, compared with $16.9 million in the same quarter a year ago.

For full year 2010, EBITDAX and discretionary cash flow totaled $148.8 million and $132.5 million, respectively. Cash flow from operating activities in 2010 totaled $127.4 million.

Gary C. Hanna, the Company’s CEO, stated, “I am pleased with our execution on our stated goals for 2010 which included increasing our cash flow through converting non-producing proved reserves and becoming a cost leader amongst our peers, together with a host of other operational initiatives. We have established a solid operational and financial foundation that will serve us well as we now seek to prudently grow this Company. We will continue to exploit our focus areas through capital efficient development and begin unlocking the upside potential within our asset base through the drillbit. Our recently closed shallow water GOM acquisition is a meaningful first step in our targeted acquisition strategy, and we will maintain financial discipline as we continue to explore additional growth opportunities.”

Production and Price Realizations

Production for the fourth quarter of 2010 averaged 11,524 Boe per day. Oil production averaged 5,764 barrels of oil per day and natural gas production averaged 34.6 million cubic feet (Mmcf) per day. Fourth quarter 2010 production volumes were lower than fourth quarter 2009 production volumes of 13,712 Boe per day, primarily as a result of a decrease in gas production as the Company focused on oil-weighted development activities during the year. Price realizations, all of which are stated before the impact of derivative instruments, averaged $80.28 per barrel of oil and $3.81 per thousand cubic feet (Mcf) of natural gas in the fourth quarter of 2010, compared to $68.03 per barrel of oil and $4.42 per Mcf of natural gas in the fourth quarter of 2009.

Full year 2010 production was 13,482 Boe per day compared to 2009 production averages of 14,899 Boe per day. Price realizations, all of which are stated before the impact of derivative instruments, averaged $72.80 per barrel of oil and $4.49 per Mcf of natural gas in 2010, compared to $55.07 per barrel of oil and $3.99 per Mcf of natural gas in 2009.

Operating Expenses

Lease operating expenses (LOE) for the fourth quarter totaled $11.4 million, or $10.74 per Boe, while general and administrative expenses (G&A) were $4.2 million, or $3.97 per Boe. Reported general and administrative expenses include non-cash stock based compensation of $0.3 million recorded in the fourth quarter of 2010. LOE for full year 2010 totaled $52.4 million, or $10.64 per Boe, while G&A expenses were $18.1 million, or $3.67 per Boe, for the same period. Reported G&A expenses for full year 2010 include non-cash stock based compensation of $1.3 million.

Lower LOE was realized in the fourth quarter and full year of 2010 compared to periods before the Company’s restructuring through efforts to reduce costs by implementing transportation efficiencies, workforce alignment, and gaining execution efficiencies from streamlined planning and coordination efforts, as well as lower service industry costs. Lower G&A expenses included significant reductions in the Company’s non-technical workforce and office space, reductions in the use of third party contractors and consultants, and lower corporate governance costs.

Capital Expenditures and P&A Operations

For full year 2010, costs incurred for development and exploration activities totaled approximately $57.7 million (see reconciliation in the tables). During the year, the Company completed 29 operations, including 8 successful sidetracks and drillwells and 14 successful workover operations, with a 76% success rate.

In addition, the Company spent approximately $14.5 million in 2010 for largely discretionary plugging and abandonment and other decommissioning activities performed during the year, which will serve to reduce maintenance and insurance costs.

Liquidity and Capital Resources

As of December 31, 2010, the Company had unrestricted cash on hand of $33.6 million and $8.5 million of restricted cash. EPL had zero debt as of the end of December 2010. As recently announced in February of this year, EPL closed on its acquisition of producing Gulf of Mexico (GOM) shelf properties from Anglo-Suisse Offshore Partners, LLC for $200.7 million in cash, subject to customary adjustments to reflect the January 1, 2011 economic effective date (the Acquisition). In order to finance the Acquisition, the Company also closed its previously announced offering of $210 million aggregate principal amount of 8.25% Senior Notes due 2018. Concurrently, the Company entered into a new $250 million credit facility with $150 million of undrawn revolving capacity. At the end of February 2011, EPL estimates its current cash on hand at approximately $35 million for total estimated liquidity of $185 million.

Year-End 2010 Reserves

EPL’s proved reserves at year-end 2010 stood at 17.2 million barrels of oil and 61.3 billion cubic feet of natural gas, or 27.4 million Boe. EPL’s proved reserves at year-end 2010 were 63% oil and 37% natural gas, and 93% were classified as proved developed. In 2010, the Company produced 4.9 million Boe, added 0.7 million Boe from its limited exploration and development program, and recorded 0.5 million Boe in positive revisions to its proved reserves. As stated above, the Company’s total costs incurred for exploration and development in 2010 was modest at $57.7 million.

The present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2010 using a discount rate of 10% (PV-10) was approximately $413 million as calculated in accordance with SEC guidelines and pricing. The 2010 value was determined based on computed prices of $77.85 per barrel of oil and $4.54 per Mcf of natural gas. Using NYMEX forward prices as of February 23, 2011, the year-end 2010 PV-10 would have been approximately $674 million. (PV-10 is a non-GAAP measure; see discussion of PV-10 in the appendix).

As of December 31, 2010, the recently acquired GOM shelf properties had estimated proved reserves of approximately 8.1 million barrels of oil equivalent (Mmboe), of which 84% were oil and 76% were proved developed reserves. Pro forma for the Acquisition estimated proved reserves increased 30% percent to 35.5 Mmboe from 27.4 Mmboe as of December 31, 2010. Of these pro forma proved reserves, 68% were oil and 89% were proved developed reserves.

Pro forma for the Acquisition, the present value of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2010 using a discount rate of 10% (PV-10) was approximately $632 million as calculated in accordance with SEC guidelines and pricing. Using NYMEX forward prices as of February 23, 2011, the year-end 2010 pro forma PV-10 would have been approximately $1,007 million. (PV-10 is a non-GAAP measure; see discussion of PV-10 in the appendix).

All of the Company’s proved reserve figures are based upon third party engineering estimates prepared by Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P.

Acreage

At year-end 2010, EPL’s gross developed leasehold acreage totaled 121,127 acres and gross acreage totaled 345,535 acres. Net developed leasehold acreage and total net leasehold acreage were 85,655 and 219,594 acres, respectively. Eighty-five percent of the combined undeveloped and developed net leasehold acreage is located on the GOM shelf, and the remaining 15% is located in the deepwater GOM. Pro forma for the Acquisition, EPL’s gross and net developed leasehold totaled 169,233 acres and 123,057 acres, representing a 40% and 44% increase respectively.

Current Operations

The Company has recently announced its 2011 capital budget of $110 to $125 million, $80 million of which is allocated to development of its existing GOM shelf asset base primarily in the East Bay and South Timbalier field areas, $20 million on exploration projects, and an additional $10 to $25 million on development projects within its recently acquired shelf assets. The Company also plans to spend approximately $17 million in 2011 on plugging and abandonment and other decommissioning activities.

Gary Hanna, EPL’s CEO concluded, “Our recently closed shallow water GOM acquisition is a meaningful first step towards growth and consists of three oil-weighted complexes that ideally complement our core assets. These properties contain high quality, low cost recompletion opportunities with the added benefit of upside drilling potential. We have operationally integrated these centrally located, shallow water fields, and our technical team is working on refining our immediate development plans for the properties. We are forecasting ample free cash flow this year to fund our increased capital program planned for this year, with EBITDAX projected to be in excess of $225 million. Post transaction, our debt metrics remain well below our peer group, our cost of capital is low and we have enhanced our growing liquidity through our expanded but unused new credit facility.”

First Quarter and Full Year 2011 Guidance

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

	1Q 2011			Full Year 2011
Net Production (per day):
Oil, including NGLs (Bbls)	6,500	-	8,000	8,000	-	9,000
Natural gas (Mcf)	27,000	-	33,000	30,000	-	36,000
Percent Oil, including NGLs (using midpoint of guidance)	62%			61%

Swap Contracted Volume
Oil (barrels)	2,678			3,561
% of Oil swap contracted	41%	-	33%	45%	-	40%
% of Boe swap contracted	24%	-	20%	27%	-	24%
Average Swap Price Level	$73.15			$84.41

ESTIMATED EXPENSES (in millions, unless otherwise noted)

Lease Operating (including energy insurance)	$13.0	-	16.0	$62.0	-	66.0
General & Administrative (cash and non-cash)	$4.6	-	5.2	$19.0	-	21.0
Taxes, other than on earnings (% of revenue)	2%	-	4%	2%	-	4%
Exploration Expense	$1.0	-	3.0	$2.0	-	5.0
DD&A ($/Boe)	$21.00	-	25.00	$21.00	-	25.00
Interest Expense	$0.2	-	0.4	$9.0	-	11.0

Conference Call Information

EPL has scheduled a conference call for today, March 3, 2011 at 9:00 A.M. Central Time/10:00 A.M. Eastern Time, to review results for the fourth quarter and full year 2010. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 312-8237 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 47937269.

The call will be available for replay beginning two hours after the call is completed through midnight of March 17, 2011. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 47937269.

The conference call will be webcast live and for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

###	11-007

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Successor Company	Successor Company	Successor Company	NON GAAP Combined
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Oil and natural gas	$54,687	$56,708	$239,770	$191,291
Other	35	42	139	344

	54,722	56,750	239,909	191,635

Costs and expenses:
Lease operating	11,391	13,410	52,365	59,706
Transportation	253	315	1,306	1,014
Exploration expenditures and dry hole costs	2,513	453	6,441	2,103
Impairments	2,122	8,514	26,142	16,596
Depreciation, depletion and amortization	23,277	28,448	104,561	124,392
Accretion of liability for asset retirement obligations	3,201	3,024	12,845	8,560
General and administrative	4,208	4,537	18,078	24,030
Taxes, other than on earnings	2,714	2,083	10,133	8,070
Loss (gain) on abandonment activities	(943)	493	(90)	4,225
Other	925	(4)	819	(30)

Total costs and expenses	49,661	61,273	232,600	248,666

Business interruption recovery	—	—	—	1,185

Income (loss) from operations	5,061	(4,523)	7,309	(55,846)

Other income (expense):
Interest income	8	3	113	50
Interest expense	(934)	(4,322)	(9,807)	(22,135)
Loss on derivative instruments	(5,980)	(22,705)	(4,865)	(19,977)
Loss on extinguishment of debt	—	—	(5,627)	—

	(6,906)	(27,024)	(20,186)	(42,062)

Loss before reorganization items, loss on discharge of debt, fresh-start adjustments and income taxes	(1,845)	(31,547)	(12,877)	(97,908)
Reorganization items	—	(865)	—	(25,063)
Loss on discharge of debt	—	—	—	(2,666)
Fresh-start adjustments	—	—	—	57,111

Loss before income taxes	(1,845)	(32,412)	(12,877)	(68,526)
Income taxes	717	11,400	4,409	11,400

Net loss	$(1,128)	$(21,012)	$(8,468)	$(57,126)

Net loss, as reported	$(1,128)	$(21,012)	$(8,468)	$(57,126)
Add back:
Unrealized (gain) loss due to the change in fair market value of derivative contracts	4,798	21,739	(3,500)	21,739
Impairments	2,122	8,514	26,142	16,596
Loss on extinguishment of debt	—	—	5,627	—
Deduct:
Income tax adjustment for above items	(2,692)	(10,649)	(9,668)	(6,364)

Adjusted Non-GAAP net income (loss)	$3,100	$(1,408)	$10,133	$(25,155)

EBITDAX Reconciliation:
Net income (loss), as reported	$(1,128)	$(21,012)	$(8,468)	$(57,126)
Add back:
Income taxes	(717)	(11,400)	(4,409)	(11,400)
Net interest expense	926	4,319	9,694	22,085
Depreciation, depletion, amortization and accretion	26,478	31,472	117,406	132,952
Impairments	2,122	8,514	26,142	16,596
Loss on extinguishment of debt	—	—	5,627	—
Exploration expenditures and dry hole costs	2,513	453	6,441	2,103
Loss (gain) on abandonment activities	(943)	493	(90)	4,225
Less impact of:
Reorganization items, loss on discharge of debt and fresh-start adjustments	—	865	—	(29,382)
Unrealized (gain) loss due to the change in fair market value of derivative contracts	4,798	21,739	(3,500)	21,739

EBITDAX	$34,049	$35,443	$148,843	$101,792

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss (gain) on abandonment activities and cumulative effect of change in accounting principle, and further deducts reorganization items, loss on discharge of debt and fresh-start adjustments and the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Successor Company	Successor Company	Successor Company	NON GAAP Combined
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income loss	$(1,128)	$(21,012)	$(8,468)	$(57,126)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	23,277	28,448	104,561	124,392
Accretion of liability for asset retirement obligations	3,201	3,024	12,845	8,560
Loss on discharge of debt	—	—	—	2,666
Fresh-start adjustments	—	—	—	(57,111)
Unrealized loss (gain) on derivative contracts	4,798	21,739	(3,500)	21,739
Non-cash compensation expense	260	417	1,255	4,106
In-kind interest on PIK Notes	—	3,395	(3,395)	3,395
Deferred income taxes	(717)	(11,400)	(4,409)	(11,400)
Exploration expenditures	2,290	163	5,103	289
Impairments	2,122	8,514	26,142	16,596
Amortization of deferred financing costs and discount on debt	382	524	1,130	8,880
Loss (gain) on abandonment activities	(943)	493	(90)	4,225
Other	—	—	—	3
Changes in operating assets and liabilities:
Trade accounts receivable	1,928	(3,501)	6,515	1,306
Other receivables	—	(1,428)	3,376	(1,234)
Prepaid expenses	1,170	1,505	(363)	2,182
Other assets	276	(1,570)	618	(2,211)
Accounts payable and accrued expenses	(1,300)	(10,806)	2,361	(13,220)
Other liabilities	(5,228)	(1,637)	(16,301)	(24,803)

Net cash provided by operating activities	$30,388	$16,868	$127,380	$31,234

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	30,388	16,868	127,380	31,234
Changes in working capital	3,154	17,437	3,794	37,980
Non-cash exploration expenditures and impairments	(4,412)	(8,677)	(31,245)	(16,885)
Total exploration expenditures, dry hole costs and impairments	4,635	8,967	32,583	18,699

Discretionary cash flow	$33,765	$34,595	$132,512	$71,028

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

	Successor Company	Successor Company	Successor Company	NON GAAP Combined
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	5,764	6,091	6,401	5,370
Natural gas (Mcf)	34,564	45,726	42,488	57,172
Total (Boe)	11,524	13,712	13,482	14,899
Average Sales Prices:
Oil (per Bbl)	$80.28	68.03	72.80	55.07
Natural gas (per Mcf)	3.81	4.42	4.49	3.99
Average (per Boe)	51.58	44.95	48.72	35.18
Oil and Natural Gas Revenues (in thousands):
Oil	$42,571	38,121	170,079	107,933
Natural gas	12,116	18,587	69,691	83,358
Total	54,687	56,708	239,770	191,291

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$(2.23)	(1.73)	(3.62)	0.80
Natural gas (per Mcf)	—	—	0.01	0.01

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.74	10.63	10.64	10.98
Depreciation, depletion and amortization	21.95	22.55	21.25	NM
Accretion expense	3.02	2.40	2.61	NM
Taxes, other than on earnings	2.56	1.65	2.06	1.48
General and administrative	3.97	3.60	3.67	4.42

(1)	The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

NM - not meaningful due to application of fresh-start accounting.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$33,553	$26,745
Trade accounts receivable - net	21,443	27,958
Receivables from insurance	2,088	5,464
Fair value of commodity derivative instruments	186	914
Deferred tax assets	2,693	5,768
Prepaid expenses	3,303	2,940

Total current assets	63,266	69,789

Property and equipment	719,147	648,517
Less accumulated depreciation, depletion and amortization	(168,055)	(37,535)

Net property and equipment	551,092	610,982

Restricted cash	8,489	22,147
Other assets	1,814	3,647
Deferred financing costs – net of accumulated amortization	2,245	2,663

	$626,906	$709,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,358	$14,047
Accrued expenses	28,394	32,822
Asset retirement obligations	16,902	10,830
Current portion of long-term debt	—	18,750
Fair value of commodity derivative instruments	12,320	10,256

Total current liabilities	75,974	86,705

Long-term debt	—	58,590
Asset retirement obligations	54,681	59,150
Deferred tax liabilities	22,469	16,953
Fair value of commodity derivative instruments	—	7,519
Other	666	224

	153,790	229,141

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at December 31, 2010 and 2009.	—	—
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued and outstanding 40,091,664 and 40,021,770 at December 31, 2010 and 2009, respectively.	40	40
Additional paid-in capital	502,556	501,059
Accumulated deficit	(29,480)	(21,012)

Total stockholders’ equity	473,116	480,087

	$626,906	$709,228

ENERGY PARTNERS, LTD.

SUPPLEMENTAL OIL & GAS DISCLOSURE

(Unaudited)

	Crude Oil (Mbbl)	Natural Gas (Mmcf)	Equivalents (Mboe)
Proved developed and undeveloped reserves:

December 31, 2008	21,637	90,808	36,771

Extensions, discoveries and other additions	70	2,203	437
Revisions	176	(4,765)	(617)
Production	(1,960)	(20,868)	(5,438)

December 31, 2009	19,923	67,378	31,153

Extensions, discoveries and other additions	652	489	733
Revisions	(1,016)	8,892	466
Production	(2,336)	(15,508)	(4,921)

December 31, 2010	17,223	61,251	27,431

Proved developed reserves:

December 31, 2008	17,052	79,413	30,288
December 31, 2009	15,026	57,139	24,549
December 31, 2010	15,974	56,410	25,376

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the two-years ended December 31 are as follows (in thousands):

	2010	2009

Acquisitions:
Proved	$—	$—
Unproved	623	85
Exploration	31,463	2,477
Development	25,514	8,815

Total finding and development costs	56,977	11,292

Total finding, development and acquisition costs	57,600	11,377

Asset retirement liabilities incurred	129	—
Total cost incurred	$57,729	$11,377